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                                                                      EXHIBIT 12

EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIOS

                      BANCWEST CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                                         YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------------
(dollars in thousands)                             2001           2000           1999           1998           1997
                                                 --------       --------       --------       --------       --------
Income before income taxes                       $426,116       $368,621       $296,129       $144,901       $138,185
Fixed charges (1):
  Interest expense                                507,135        562,922        446,877        315,822        281,232
  Rental expense                                   15,531         15,290         15,017         13,659         12,502
                                                 --------       --------       --------       --------       --------
                                                  522,666        578,212        461,894        329,481        293,734
Less interest on deposits                         393,263        458,204        368,621        253,860        220,116
                                                 --------       --------       --------       --------       --------
  Net fixed charges                               129,403        120,008         93,273         75,621         73,618
                                                 --------       --------       --------       --------       --------
  Earnings, excluding interest on deposits       $555,519       $488,629       $389,402       $220,522       $211,803
                                                 ========       ========       ========       ========       ========
  Earnings, including interest on deposits       $948,782       $946,833       $758,023       $474,382       $431,919
                                                 ========       ========       ========       ========       ========
Ratio of earnings to fixed charges:

  Excluding interest on deposits                    4.29x          4.07x          4.17x          2.92x          2.88x
  Including interest on deposits                    1.82x          1.64x          1.64x          1.44x          1.47x

(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.